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FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
October 31, 2003		Dorothy Brown Smith
Director, Corporate
Communication
(717) 396-5696

Investor Inquiries:
Karen Wallace
Assistant Treasurer
Investor Relations
(717) 396-6290

ARMSTRONG REPORTS THIRD QUARTER 2003 RESULTS

LANCASTER, Pa. October 31, 2003—Armstrong Holdings, Inc. (OTCBB: ACKHQ) today reported third quarter 2003 net sales of $851.4 million that were 0.6% higher than third quarter net sales of $846.5 million in 2002. Excluding the favorable effects of foreign exchange rates of $28.2 million, consolidated net sales decreased by 2.7%, primarily due to lower sales volume. Operating income of $17.8 million was recorded for the third quarter of 2003 compared to operating income of $52.4 million in the third quarter of 2002.

For the nine-month period ending September 30, 2003, net sales were $2,453.2 million, an increase of 1.4% from the $2,420.2 million reported for the first nine months of 2002. Excluding the favorable effects of foreign exchange rates of $105.6 million, consolidated net sales decreased 2.9%. An operating loss in the first nine months of 2003 of $4.3 million compared to operating income of $148.5 million for the first nine months of 2002.

Several items explain the majority of the $34.6 million decline in operating income in the third quarter and the $152.8 million decline for the first nine months:

Item	Impact in Q3 2003	9 Month 2003 Impact
Costs associated with closing manufacturing facilities and ceasing production of a product line	$26.0	$26.0
Asbestos-related charges	8.0	81.0
Decreased U.S. pension credit	6.8	20.3
Favorable impact on operating income from the effect of foreign exchange rates	(1.1)	(1.8)

Sub-total	$39.7	$125.5

In addition to the above items, results for the third quarter reflect lower selling, general and administrative (SG&A) costs that were partially offset by higher raw material costs and the effects of lower sales volumes, while the year-to-date performance reflects lower sales and higher raw material costs partially offset by lower SG&A expenses.

Segment Highlights for the Third Quarter 2003

Resilient Flooring net sales were $315.6 million in the third quarter of 2003 and $315.1 million in the third quarter of 2002. 2003 sales compared to 2002 were favorably impacted by $9.4 million from the effects of foreign exchange rates in translation. Operating income of $20.8 million in the quarter declined by $0.7 million from the operating income in the third quarter of 2002 of $21.5 million. 2003 included $5.4 million of costs related to ceasing production of its residential stencil product line. In addition, lower SG&A expenses were partially offset by the effects of overall lower sales volume.

Wood Flooring net sales of $183.7 million in the third quarter of 2003 increased 1.9% from $180.3 million in the prior year. This increase was driven primarily by improved pricing and increased volume in certain products. An operating loss of $9.9 million was recorded in the third quarter of 2003 compared to operating income of $10.0 million in the third quarter of 2002. $15.6 million of the $19.9 million decline in operating income was primarily due to charges from the closure of a manufacturing plant in Port Gibson, Mississippi. Also contributing to the decline in operating income were increases in lumber and manufacturing costs and a $2.0 million impairment of an office building determined to be held for sale, partially offset by lower selling expenses.

Textiles and Sports Flooring net sales of $73.3 million increased in the third quarter of 2003 compared to $68.6 million in the third quarter of 2002. Excluding the favorable effects of foreign exchange rates of $9.6 million, net sales decreased 6.3% due to weak European markets. Operating income of $0.2 million in the third quarter of 2003 increased by $1.3 million from the operating loss of $1.1 million in the third quarter of 2002. 2003 included a $3.7 million restructuring charge for European manufacturing-related severances. 2003 results reflect lower selling and advertising costs and improved manufacturing costs that were partially offset by the lower sales volume.

Building Products net sales of $227.9 million in the third quarter of 2003 increased from $225.8 million in the prior year. Excluding the favorable effects of foreign exchange rates of $9.2 million, sales decreased by 3.0%, primarily due to lower sales volume in commercial markets, partially offset by improved pricing in the U.S. commercial market. Operating income decreased to $32.4 million from operating income of $34.6 million in the third quarter of 2002. This decrease resulted from lower sales volume and increased natural gas costs, partially offset by improved production expenses and improved U.S. commercial market pricing. Operating income for the third quarter of 2003 benefited by approximately $1.2 million due to the effect of foreign exchange rates.

Cabinets net sales in the third quarter of 2003 of $50.9 million decreased from $56.7 million in 2002 due primarily to reductions in volume. An operating loss of $3.2 million in 2003 compared to an operating loss of $0.3 million in the prior year. The operating loss was predominantly due to the negative effects of lower volume. Additionally, Cabinets recorded a $0.8 million impairment related to an office building determined to be held for sale.

Armstrong anticipates charges of approximately $8 million during the fourth quarter from its announced Wood Flooring plant closure in Warren, Arkansas.

More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. References to performance excluding the effects of foreign exchange are non-GAAP measures. Management believes that this information improves the comparability of business performance by excluding the impacts of changes in foreign exchange rates when translating comparable foreign currency amounts.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. In 2002, Armstrong’s net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong operates 58 plants in 14 countries and approximately 15,700 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide our expectations or forecasts of future events. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including: the outcome of Armstrong World Industries Inc.’s (“AWI”) Chapter 11 case; our ability to maintain financial liquidity; AWI’s asbestos-related liability and any other litigation; variations in raw material and energy costs; our success in achieving manufacturing efficiencies and price increases; our success in introducing new products; product and price competition caused by factors such as worldwide excess industry capacity; interest, foreign exchange and effective tax rates; success in achieving integration of and synergies from our acquisitions; greater than expected working capital requirements; business combinations among competitors and suppliers; the strength of domestic and foreign end-use markets and improved efficiencies in the European flooring market; effects on international operations from changes in intellectual property protection and trade regulations; and other risks, uncertainties and factors disclosed in our and AWI’s most recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

# # #

FINANCIAL HIGHLIGHTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$851.4	$846.5	$2,453.2	$2,420.2
Cost of goods sold	677.9	640.9	1,932.8	1,812.8
Selling, general and administrative expenses	151.1	160.0	454.4	474.9
Charge for asbestos liability, net	8.0	—	81.0	—
Restructuring and reorganization charges (reversals), net	2.7	(0.6)	6.8	2.1
Equity (earnings) from affiliates, net	(6.1)	(6.2)	(17.5)	(18.1)

Operating income (loss)	17.8	52.4	(4.3)	148.5
Interest expense (unrecorded contractual interest of $24.8 and $24.8, $49.5 and $49.5, respectively)	2.7	3.7	8.1	10.5
Other non-operating expense	4.5	0.8	7.0	2.6
Other non-operating (income)	(1.0)	(1.2)	(2.7)	(3.6)
Chapter 11 reorganization costs, net	6.3	6.6	16.2	19.1

Earnings (loss) before income taxes and cumulative effect of a change accounting principle	5.3	42.5	(32.9)	119.9
Income tax expense	10.0	13.1	4.2	40.9

Earnings (loss) before cumulative effect of a change in accounting principle	(4.7)	29.4	(37.1)	79.0
Cumulative effect of a change in accounting principle, net of tax of $2.2	—	—	—	(593.8)

Net earnings (loss)	$(4.7)	$29.4	$(37.1)	$(514.8)

Earnings (loss) per share of common stock, before cumulative effect of a change in accounting principle:
Basic	$(0.12)	$0.73	$(0.92)	$1.95
Diluted	$(0.12)	$0.72	$(0.92)	$1.94

Loss per share of common stock, cumulative effect of a change in accounting principle:
Basic	$—	$—	$—	$(14.66)
Diluted	$—	$—	$—	$(14.66)

Net earnings (loss) per share of common stock:
Basic	$(0.12)	$0.73	$(0.92)	$(12.71)
Diluted	$(0.12)	$0.72	$(0.92)	$(12.71)

Average number of common shares outstanding:
Basic	40.5	40.5	40.5	40.5
Diluted	40.7	40.7	40.7	40.7

Selected Balance Sheet Information

(amounts in millions)

	(unaudited)
	September 30,	December 31,
	2003	2002
Assets:
Current assets	$1,367.0	$1,255.9
Property, plant and equipment, net	1,257.7	1,303.7
Other noncurrent assets	1,919.7	1,945.2

Total assets	$4,544.4	$4,504.8

Liabilities and shareholders’ equity:
Current liabilities	$419.6	$396.6
Liabilities subject to compromise	4,868.3	4,861.1
Other noncurrent liabilities	614.8	593.8
Shareholders’ deficit	(1,358.3)	(1,346.7)

Total liabilities and shareholders’ equity	$4,544.4	$4,504.8

Selected Cash Flow Information

(amounts in millions)

	(unaudited)
	Nine Months Ended
	September 30,
	2003	2002
Net (loss)	$(37.1)	$(514.8)
Cumulative effect of a change in accounting principles, net	—	593.8
Other adjustments to reconcile net loss to net cash provided by operating activities	162.1	88.7
Changes in operating assets and liabilities, net	(34.4)	(17.2)

Net cash provided by operating activities	90.6	150.5
Net cash (used for) investing activities	(41.8)	(61.3)
Net cash (used for) financing activities	(7.5)	(1.5)
Effect of exchange rate changes on cash and cash equivalents	4.6	4.8

Net increase in cash and cash equivalents	45.9	92.5
Cash and cash equivalents, beginning of year	380.0	277.4

Cash and cash equivalents, end of period	$425.9	$369.9

SEGMENT RESULTS

Armstrong Holdings., and Subsidiaries

(amounts in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Continuing Operations	2003	2002	2003	2002
Net trade sales:
Resilient Flooring	$315.6	$315.1	$910.6	$900.4
Wood Flooring	183.7	180.3	532.5	531.2
Textiles and Sports Flooring	73.3	68.6	202.4	182.7
Building Products	227.9	225.8	651.7	626.4
Cabinets	50.9	56.7	156.0	179.5

Total Net Sales	$851.4	$846.5	$2,453.2	$2,420.2

Operating income (loss):
Resilient Flooring	$20.8	$21.5	$57.5	$61.1
Wood Flooring	(9.9)	10.0	(2.0)	37.2
Textiles and Sports Flooring	0.2	(1.1)	(8.9)	(3.3)
Building Products	32.4	34.6	78.0	81.8
Cabinets	(3.2)	(0.3)	(9.2)	3.5
All Other	0.5	0.5	1.4	1.9
Unallocated Corporate (expense)	(23.0)	(12.8)	(121.1)	(33.7)

Total Operating Income (Loss)	$17.8	$52.4	$(4.3)	$148.5